United States
                       Securities and Exchange Commission

                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                                (Amendment ___*)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          PILOT NETWORK SERVICES, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                   721596 10 4
                        ---------------------------------
                                 (CUSIP Number)


                                December 31, 1999
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

CUSIP No. 721596 10 4                                         Page 2 of 12 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Ventures III, L.P.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group         (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only
--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares                    (5)      Sole Voting Power         830,740
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power       -0-
Person With
                                    (7)      Sole Dispositive Power    830,740

                                    (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  830,740
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.09%
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 12 pages

CUSIP No. 721596 10 4                                         Page 3 of 12 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado C&L Fund, L.P.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only
--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares                    (5)      Sole Voting Power         7,017
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power       -0-
Person With
                                    (7)      Sole Dispositive Power    7,017

                                    (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  7,017
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.05%
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 12 pages

CUSIP No: 721596 10 4                                         Page 4 of 12 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Technology IV, L.P.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only
--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares                    (5)      Sole Voting Power         10,904
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power       -0-
Person With
                                    (7)      Sole Dispositive Power    10,904

                                    (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  10,904
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.08%
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 12 pages

CUSIP No. 721596 10 4                                        Pages 5 of 12 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Venture Partners III, L.P.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only
--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares                    (5)      Sole Voting Power         848,661
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power       -0-
Person With
                                    (7)      Sole Dispositive Power    848,661

                                    (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  848,661
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.22%
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 12 pages

CUSIP No. 721596 10 4                                         Page 6 of 12 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Thomas Peterson
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only
--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                    (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power       848,661
Person With
                                    (7)      Sole Dispositive Power    -0-

                                    (8)      Shared Dispositive Power  848,661

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  848,661
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.22%
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 12 pages

CUSIP No. 721596 10 4                                         Page 7 of 12 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Gary W. Kalbach
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only
--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                    (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power       848,661
Person With
                                    (7)      Sole Dispositive Power    -0-

                                    (8)      Shared Dispositive Power  848,661

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                           848,661
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.22%
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 12 pages

CUSIP No. .                                                   Page 8 of 12 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Shanda Bahles
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only
--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                    (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power       848,661
Person With
                                    (7)      Sole Dispositive Power    -0-

                                    (8)      Shared Dispositive Power  848,661

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                           848,661
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.22%
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 12 pages

                                                              Page 9 of 12 pages



Item 1.

(a)      Name of Issuer: Pilot Network Services, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  1080 Marina Village Parkway
                  Alameda, CA 94501


Item 2.

(a)      Name of Person Filing:

         El Dorado Ventures III, L.P. ("EDV")
         El Dorado C&L Fund, L.P. ("EDC&L")
         El Dorado Technology IV, L.P. ("EDT")
         El Dorado Venture Partners III, L.P. ("EDVP")
         Thomas Peterson ("TP")
         Gary W. Kalbach ("GWK")
         Shanda Bahles ("SB")

(b)      Address of Principal Business Office:

         2400 Sand Hill Rd., Suite 100
         Menlo Park, CA 94025

 (c)     Citizenship/Place of Organization:


         Entities:                          EDV - California
                                            EDC&L - California
                                            EDT - California
                                            EDVP - California

         Individuals:                       Thomas Peterson - United States
                                            Gary W. Kalbach - United States
                                            Shanda Bahles - United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:     721596 10 4

Item 3.  Not applicable.

                               Page 9 of 12 pages

                                                             Page 10 of 12 Pages

Item 4   Ownership.
------- ---------------------- ------------ ------------- ------------ --------------- ------------- -------------- ------------
                                El Dorado    El Dorado     El Dorado     El Dorado        Thomas        Gary W.       Shanda
                                Ventures     C&L Fund,    Technology      Venture        Peterson       Kalbach       Bahles
                                III, L.P.       L.P.       IV, L.P.    Partners III,
                                                                            L.P.
------- ---------------------- ------------ ------------- ------------ --------------- ------------- -------------- ------------
(a)     Beneficial Ownership     830,740       7,017        10,904        848,661        848,661        848,661       848,661
------- ---------------------- ------------ ------------- ------------ --------------- ------------- -------------- ------------
(b)     Percentage of Class       6.09%        0.05%         0.08%         6.22%          6.22%          6.22%         6.22%
------- ---------------------- ------------ ------------- ------------ --------------- ------------- -------------- ------------
(c)     Sole Voting Power        830,740       7,017        10,904        848,661          -0-            -0-           -0-
------- ---------------------- ------------ ------------- ------------ --------------- ------------- -------------- ------------
        Shared Voting Power        -0-          -0-           -0-           -0-          848,661        848,661       848,661
        Sole Dispositive         830,740       7,017        10,904        848,661          -0-            -0-           -0-
        Power
------- ---------------------- ------------ ------------- ------------ --------------- ------------- -------------- ------------
        Shared Dispositive         -0-          -0-           -0-           -0-          848,661        848,661       848,661
        Power
------- ---------------------- ------------ ------------- ------------ --------------- ------------- -------------- ------------

Item 5.        Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following:

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or

                              Page 10 of 12 pages

                                                             Page 11 of 12 Pages

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 10, 2000

EL DORADO VENTURES III, L.P.

By:      El Dorado Venture Partners III, L.P.
         its general partner

By:      /s/ Thomas H. Peterson
    ----------------------------------------
         General Partner

EL DORADO C&L FUND, L.P.

By:      El Dorado Venture Partners III, L.P.
         its general partner

By:      /s/ Thomas H. Peterson
    ----------------------------------------
         General Partner

EL DORADO TECHNOLOGY IV, L.P.

By:      El Dorado Venture Partners III, L.P.
         its general partner

By:      /s/ Thomas H. Peterson
    ----------------------------------------
         General Partner

EL DORADO VENTURE PARTNERS III, L.P.

By:      /s/ Thomas H. Peterson
    ----------------------------------------
         General Partner

         /s/ Thomas Peterson
    ----------------------------------------
         THOMAS PETERSON

         /s/ Gary W. Kalbach
    ----------------------------------------
         GARY W. KALBACH

         /s/ Shanda Bahles
    ----------------------------------------
         SHANDA BAHLES

                              Page 11 of 12 pages

                                    EXHIBIT A
                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 10, 2000

EL DORADO VENTURES III, L.P.

By:      El Dorado Venture Partners III, L.P.
         its general partner

By:      /s/ Thomas H. Peterson
    ----------------------------------------
         General Partner

EL DORADO C&L FUND, L.P.

By:      El Dorado Venture Partners III, L.P.
         its general partner

By:      /s/ Thomas H. Peterson
    ----------------------------------------
         General Partner

EL DORADO TECHNOLOGY IV, L.P.

By:      El Dorado Venture Partners III, L.P.
         its general partner

By:      /s/ Thomas H. Peterson
    ----------------------------------------
         General Partner

EL DORADO VENTURE PARTNERS III, L.P.

By:      /s/ Thomas H. Peterson
    ----------------------------------------
         General Partner

         /s/ Thomas Peterson
    ----------------------------------------
         THOMAS PETERSON

         /s/ Gary W. Kalbach
    ----------------------------------------
         GARY W. KALBACH

         /s/ Shanda Bahles
    ----------------------------------------
         SHANDA BAHLES

                              Page 12 of 12 pages